Exhibit 99.3

I. Pricing Sensitivity

The natural gas prices and oil prices used in the management presentation were derived from the 5-year NYMEX forward strip price at December 9, 2016 (the "Base Strip Curve").

Strip as of 12/9/2016						
	2017	**2018**	**2019**	**2020**	**2021**	**Thereafter**
WTI	$54.19	$54.94	$54.88	$55.22	$55.76	$56.44
HHUB	$3.52	$3.08	$2.89	$2.90	$2.94	$2.99

To illustrate the impact of a weakening commodity price environment, we present the following two examples of a reduction in natural gas and oil prices, based on price sensitivities generated from an internal evaluation of our proved reserves and assuming that production costs remained constant (which has historically not been the case in periods of declining commodity prices and declining production):

(1) if we reduced the average price for natural gas by $0.50 per MMBtu at each point on the Base Strip Curve, (a) our total PDP reserves as of January 1, 2017 would decrease from 1,441 Bcfe to 1,373 Bcfe; (b) our total proved reserves as of January 1, 2017 would decrease from 4,316 Bcfe to 3,852 Bcfe; (c) the PV-10 of our total PDP reserves as of January 1, 2017 would decrease from $1,428 million to $1,218 million; and (d) the PV-10 of our total proved reserves as of January 1, 2017 would decrease from $2,124 million to $1,645 million.

(2) if we reduced the average price for oil by $5.00 per barrel at each point on the Base Strip Curve, (a) our total PDP reserves as of January 1, 2017 would decrease from 1,441 Bcfe to 1,425 Bcfe; (b) our total proved reserves as of January 1, 2017 would decrease from 4,316 Bcfe to 4,270 Bcfe; (c) the PV-10 of our total PDP reserves as of January 1, 2017 would decrease from $1,428 million to $1,312 million; and (d) the PV-10 of our total proved reserves as of January 1, 2017 would decrease from $2,124 million to $1,951 million.

To illustrate the impact of a strengthening commodity price environment, we present the following two examples of an increase in natural gas and oil prices, based on price sensitivities generated from an internal evaluation of our proved reserves and assuming that production costs remained constant (which has historically not been the case in periods of increasing commodity prices and increasing production):

(1) if we increased the average price for natural gas by $0.50 per MMBtu at each point on the Base Strip Curve, (a) our total PDP reserves as of January 1, 2017 would increase from 1,441 Bcfe to 1,490 Bcfe; (b) our total proved reserves as of January 1, 2017 would increase from 4,316 Bcfe to 4,383 Bcfe; (c) the PV-10 of our total PDP reserves as of January 1, 2017 would increase from $1,428 million to $1,646 million; and (d) the PV-10 of our total proved reserves as of January 1, 2017 would increase from $2,124 million to $2,627 million.

(2) if we increased the average price for oil by $5.00 per barrel at each point on the Base Strip Curve, (a) our total PDP reserves as of January 1, 2017 would increase from 1,441 Bcfe to 1,458 Bcfe; (b) our total proved reserves as of January 1, 2017 would increase from 4,316 Bcfe to 4,335 Bcfe; (c) the PV-10 of our total PDP reserves as of January 1, 2017 would increase from $1,428 million to $1,547 million; and (d) the PV-10 of our total proved reserves as of January 1, 2017 would increase from $2,124 million to $2,302 million. II. Other Information Vanguard Natural Resources, LLC currently owns 32,000 net acres in the East Haynesville field in North Louisiana.

Prepared at the Request of Counsel
Preliminary and Subject to Ongoing Review and Modification

Vanguard Natural Resources, LLC
Monthly Cash Flow Forecast
As of January 5, 2017

($ in thousands)

	Jan '17	Feb '17	Mar '17	Apr '17	May '17	Jun '17	Jul '17	Aug '17	Sep '17	Oct '17	Nov '17	Dec '17	FY '17
Beginning Cash	$ 54,967	$ 30,421	$ 41,507	$ 50,464	$ 60,081	$ 72,315	$ 81,039	$ 90,995	$ 98,369	$ 106,399	$ 107,746	$ 111,574	$ 54,967
Collections													
Net Cash Receipts [1,2]	55,008	57,438	61,259	58,704	61,661	59,045	59,333	59,173	61,145	60,593	60,308	62,188	715,856
Hedge Receipts	-	-	-	-	-	-	-	-	-	-	-	-	-
Sale of Assets	-	-	-	-	-	-	-	-	-	-	-	-	-
Hedge Monetization Proceeds	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Collections	$ 55,008	$ 57,438	$ 61,259	$ 58,704	$ 61,661	$ 59,045	$ 59,333	$ 59,173	$ 61,145	$ 60,593	$ 60,308	$ 62,188	$ 715,856
Operating Disbursements & CapEx													
Accounts Payable [3]	(32,790)	(31,530)	(33,531)	(30,070)	(29,630)	(27,848)	(27,611)	(29,952)	(29,930)	(29,738)	(30,210)	(30,362)	(363,202)
Employee Compensation	(4,065)	(3,400)	(7,350)	(3,400)	(3,400)	(4,900)	(3,400)	(3,400)	(4,900)	(3,400)	(3,400)	(4,900)	(49,915)
Production Tax Payments	(15,128)	(4,000)	(4,000)	(6,500)	(4,000)	(4,000)	(4,000)	(4,000)	(4,000)	(4,000)	(4,000)	(4,000)	(61,628)
Other Disbursements [4]	(4,171)	(3,821)	(3,821)	(3,821)	(3,821)	(3,821)	(3,821)	(3,821)	(3,821)	(3,821)	(3,821)	(3,821)	(46,202)
Incremental Capex Investment [5]	-	-	-	(1,696)	(4,976)	(6,152)	(6,944)	(7,027)	(6,863)	(14,687)	(11,450)	(16,005)	(75,800)
Total Operating Disbursements	$ (56,155)	$ (42,751)	$ (48,702)	$ (45,488)	$ (45,826)	$ (46,721)	$ (45,776)	$ (48,200)	$ (49,514)	$ (55,647)	$ (52,881)	$ (59,087)	$ (596,748)
Net Operating Cash Flow	$ (1,146)	$ 14,687	$ 12,557	$ 13,217	$ 15,834	$ 12,324	$ 13,556	$ 10,974	$ 11,631	$ 4,947	$ 7,428	$ 3,101	$ 119,108
Debt Service													
RBL Interest	(3,900)	(3,600)	(3,600)	(3,600)	(3,600)	(3,600)	(3,600)	(3,600)	(3,600)	(3,600)	(3,600)	(3,600)	(43,500)
Junior Note Interest	-	-	-	-	-	-	-	-	-	-	-	-	-
Redetermination Payments [6]	(19,500)	-	-	-	-	-	-	-	-	-	-	-	(19,500)
Total Debt Service	$ (23,400)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (3,600)	$ (63,000)
Net Cash Flow [7]	$ (24,546)	$ 11,086	$ 8,957	$ 9,617	$ 12,234	$ 8,724	$ 9,956	$ 7,374	$ 8,031	$ 1,347	$ 3,828	$ (499)	$ 56,108
Ending Cash Balance [7]	$ 30,421	$ 41,507	$ 50,464	$ 60,081	$ 72,315	$ 81,039	$ 90,995	$ 98,369	$ 106,399	$ 107,746	$ 111,574	$ 111,075	$ 111,075

Notes:

1) Based on 12/9/2016 strip price and Jan. '17 reserve report.

2) Forecast is based on the Company's 1.5.17 model and includes addbacks for estimates of marketing, gathering and transportation costs, royalty costs & joint-interest billing receipts which are netted against revenues or excluded from the Company Model. Gross-up adjustment does not include non-operated revenue which is distributed to 3rd parties.

3) Accounts Payable includes marketing, gathering and transportation costs, royalty costs & costs reimbursed through joint-interest billing receipts, but does not include expenses incurred on behalf of non-operated revenue distributed to 3rd parties.

4) Includes cash calls and certain operating expenses

5) Capex related to drilling programs in East Haynesville, Piceance & Arkoma and other areas

6) Remaining amount due on Jan. 3, 2017 redetermination payment after application of hedge monetization proceeds

7) Excludes estimated restructuring costs